UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2021

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd., Suite 100, Houston, Texas 77042-2855
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (281) 933-3339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.      Other Events.

On March 23, 2021, ION Geophysical Corporation (the “Company”) issued a press release announcing the commencement of the Company's rights offering (the “Rights Offering”). Pursuant to the rights offering, the Company is distributing, at no charge, to its holders of common stock, par value $0.01 per share (the “Common Stock”) as of 5:00 p.m., New York City time, on March 22, 2021 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase (i) $2.78 principal amount of the 8.00% Senior Secured Second Priority Convertible Notes due 2025 (the “Notes”) per Right, at a purchase price of 100% of the principal amount thereof or (ii) 1.08 shares of Common Stock per right, at a purchase price of $2.57 per whole share of Common Stock; provided that any Notes will only be issued in minimum increments of $1,000 and will be rounded down to the nearest whole increment of $1,000 and any shares of Common Stock will only be issued in whole numbers of shares with any fractional shares of Common Stock rounded down to the nearest whole share.  Each holder of Common Stock will receive one Right for each share of Common Stock owned as of the Record Date. The maximum amount of net proceeds the Company may receive from the Rights Offering is $50.0 million, before deducting certain fees and expenses of the offering. The Rights Offering is intended to generate proceeds to make certain payments to holders of the Company’s 9.125% Senior Secured Second Priority Notes due 2025 in the Company’s previously announced Exchange Offer and for general corporate purposes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the Rights Offering, as of March 23, 2021, the Company has entered into backstop agreements (the “Backstop Agreements”) with several holders of Common Stock (the “Backstop Providers”) pursuant to which the Backstop Providers have agreed, in the aggregate, to purchase approximately $40.1 million of Notes at par or shares of common stock at $2.57 per share (the “Backstop Commitment”). If holders of Common Stock, including the Backstop Providers, subscribe for more than $50 million, in the aggregate, of Notes and Common Stock, then the Notes and Common Stock actually delivered to each subscriber will be decreased, pro rata, to give effect to the $50 million limit on proceeds noted in the preceding paragraph. The Backstop Agreements are subject to other customary terms and conditions, including payment, in principal amount of Notes or shares of common stock at $2.57 per share, of a backstop fee in an amount up to five percent (5%) of the Backstop Commitment. As a condition to the Rights Offering, the Company must receive net proceeds of at least $20 million from the Rights Offering. The current Backstop Commitment will allow the Company to satisfy this condition.

The Registration Statement on Form S-1 respecting the Rights Offering became effective with the Securities and Exchange Commission on March 10, 2021. The Rights Offering will terminate, as to unexercised rights, at 5:00 p.m., New York City time, on April 8, 2021, unless the Company elects to extend the Rights Offering. Holders who subscribe for all of their basic subscription rights can also elect to subscribe for additional shares of Common Stock pursuant to an over-subscription privilege.

Beneficial owners of shares of Common Stock who desire to participate and acquire Notes in the Rights Offering should contact their brokers, dealers or other nominee holders of their shares of Common Stock.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated March 23, 2021
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ION GEOPHYSICAL CORPORATION

By: /s/ Matthew Powers Matthew Powers Executive Vice President, General Counsel and Corporate Secretary
Date: March 23, 2021